 FORM 4                                                                                                         OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                     -------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                                OMB Number  3235-0287
    subject to Section 16. Form                                                                           Estimated average burden
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   hours per response ...0.5
    continue. See Instruction 1(b).

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person|   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
                                       |                                                   |      to Issuer (Check all applicable)
 Brewer       Scott           E.       |   International Total Services, Inc. (ITSW)       |     _____ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |     Vice President, General Counsel and
  5005 Rockside Road                   |     of Reporting        |    September 1997       |         Secretary
---------------------------------------|     Person (Voluntary)  |-------------------------|    7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |              (Check applicable Line)
                                       |                         |     Date of Original    |     __X__ Form filed by One Reporting
                                       |                         |     (Month/Year)        |           Person
                                       |                         |                         |     _____ Form filed by More than One
Independence    Ohio           44143   |                         |                         |           Reporting Person
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(City)          (State)          (Zip) |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares, no par value            |               |       |       |        |      |          |  16,116     |  D      |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares, no par value            |  9/19/97      |  P    |       | 8,000  |  A   |  $11.25  |   8,000     |  I      |By Father
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (over)


FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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Employee Stock Option          |              |  9/24/97      | J**   |       |      |       |         |        | Common |
 (right to buy)                |  $11.25      |               |       |       |      |       |9/24/98* |9/24/08 | Shares |  50,000
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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   **         |  50,000        |       D           |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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Explanation of Responses:

  *         The options vest in cumulative annual 25% increments beginning September 24, 1998.
  **        The options were granted under the International Total Services Long Term Incentive Plan.


                                                                         /s/ Scott E. Brewer                        10/10/97
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                               Page 2